Exhibit 99.1
CytRx Reports 2015 Third Quarter Financial Results

LOS ANGELES – November 3, 2015 – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical research and development company specializing in oncology, today reported financial results for the three months ended September 30, 2015, and also provided an overview of recent accomplishments and upcoming milestones.

“Enrollment in our pivotal global Phase 3 clinical trial of aldoxorubicin in soft tissue sarcoma (STS) continues to progress quite favorably, and is on track to be completed next quarter as planned, with data expected in the second half of 2016,” said Steven A. Kriegsman, Chairman and CEO of CytRx. “The third quarter saw the publication in the prestigious peer-reviewed journal JAMA Oncology of our positive global Phase 2b clinical trial results with aldoxorubicin in first line STS, and poster presentations regarding aldoxorubicin in Kaposi’s sarcoma and small cell lung cancer. Together, these results and presentations continue to strengthen the case for aldoxrobucin’s potential to become an important new treatment available for oncologists and their patients.”

Third Quarter 2015 and Recent Highlights

Announced the Publication of Phase 2b Clinical Trial Results for Soft Tissue Sarcoma in the Peer-Reviewed Journal JAMA Oncology. In September 2015, JAMA Oncology, the prestigious peer-reviewed Journal of the American Medical Association (JAMA), published a paper entitled "First-Line Aldoxorubicin vs Doxorubicin in Metastatic or Locally Advanced Unresectable Soft-Tissue Sarcoma: A Phase 2b Randomized Clinical Trial." This paper discusses the design, methodology and results from CytRx's completed multicenter, randomized, open-label global Phase 2b clinical trial investigating the efficacy and safety of aldoxorubicin compared with doxorubicin as first-line therapy in patients with metastatic or locally advanced unresectable STS.  The results suggest that aldoxorubicin is the first single-agent therapy to show significantly superior efficacy over doxorubicin. Additionally, patients treated with aldoxorubicin did not exhibit evidence of acute cardiotoxicity. The full article can be accessed here.

Presented Posters on Aldoxorubicin for Kaposi’s Sarcoma (KS) and Small Cell Lung Cancer (SCLC).   In July 2015, interim data on from the Phase 2 clinical trial of aldoxorubicin as a treatment for Kaposi’s sarcoma were presented at the 18th International Workshop on Kaposi's Sarcoma Herpesvirus (KSHV) and Related Agents.  Aldoxorubicin treatment resulted in tumor shrinkage and reductions of KS viral load.  Importantly, tumor biopsies demonstrated that aldoxorubicin was present in the KS tumors.   In September 2015, at the 16th World Congress on Lung Cancer in Denver, Colorado, CytRx presented the design for the ongoing comparative global Phase 2b trial in patients with metastatic SCLC who have either relapsed or were refractory to prior chemotherapy.  The global Phase 2b trial is currently enrolling 132 patients at 37 sites in the USA, Hungary and Spain.

Upcoming Presentation of Additional Results from the Phase 1b/2 Clinical Trial Combining Aldoxorubicin with Ifosfamide/Mesna. At the 20th Annual Connective Tissue Oncology Society (CTOS) Annual Meeting in Salt Lake City, Utah, on November 4-7, CytRx will present the trial design and current results of its combination dose escalation trial in patients with metastatic soft and non-soft tissue sarcomas. To date, 7 subjects received 170 mg/m2 aldoxorubicin, and 3 subjects received 250 mg/m2 aldoxorubicin (125 or 185 mg/m2 doxorubicin equivalents), administered intravenously every 4 weeks. All patients also received 1 gram/m2/day ifosfamide/mesna administered as a continuous infusion for up to 14 days, every 4 weeks. As of September 30, 2015, 8 subjects demonstrated tumor shrinkage, with 3 subjects having documented partial responses. Six subjects are still receiving treatment. Grade 3 or 4 adverse events included neutropenia (90%), anemia (70%), nausea or vomiting (10%) and febrile neutropenia (10%). No subject exhibited cardiotoxicity by echocardiogram.

Expansion of Phase 1b Clinical Trial Combining Aldoxorubicin with Gemcitabine.  CytRx recently added two additional treatment cohorts as part of the ongoing trial evaluating aldoxorubicin and gemcitabine in patients with metastatic solid tumors.  This trial aims to find the optimal doses of each drug when given together, and to preliminarily evaluate the efficacy of the combination therapy.  Nineteen patients have been randomized to date and results are expected in 2016.

Upcoming Milestones

•
Complete enrollment in the first quarter of 2016 in the ongoing pivotal global Phase 3 clinical trial of aldoxorubicin as a second-line treatment for STS under a Special Protocol Assessment, or SPA, granted by the FDA, with PFS data announced in the second half of 2016

•	Report updated results on the ongoing Phase 2 clinical trial of aldoxorubicin in patients with unresectable glioblastoma multiforme this quarter
•	Complete enrollment in the aldoxorubicin global Phase 2b trial in second-line SCLC in the second quarter of 2016, with results in the second half of 2016
•	Announce a new oncology pipeline drug candidate utilizing CytRx’s novel LADR™ technology this quarter

Third Quarter 2015 Financial Results

CytRx reported cash, cash equivalents and short-term investments of $70.8 million as of September 30, 2015.

Net loss for the three months ended September 30, 2015 was $7.1 million, or $0.11 per share, compared with a net loss of $5.6 million, or $0.10 per share, for the three months ended September 30, 2014. The increase of $1.5 million in net loss during the current three-month period resulted primarily from a reduction in the gain on warrant derivative liability, which was $3.5 million in the current quarter, as compared to $7.3 million in the comparative 2014 period, for a difference of $3.8 million.

Research and development (R&D) expenses were $8.5 million for the third quarter of 2015, and included development expenses of $6.8 million for aldoxorubicin and $0.4 million for CytRx’s German laboratory operations. The remaining $1.3 million of R&D expenses were primarily related to research and development support costs, including non-cash employee stock option expenses.. R&D costs were $10.6 million for the third quarter of 2014.

General and administrative (G&A) expenses were $2.2 million for the third quarter of 2015, compared with $2.4 million for the second quarter of 2014. G&A expenses for the third quarter of 2015 included non-cash employee stock-compensation expense of $0.5 million, compared to $0.4 million for the same period in 2014.

About Soft Tissue Sarcoma

Soft tissue sarcoma is a cancer occurring in muscle, fat, blood vessels, tendons, fibrous tissues and connective tissue, and can arise anywhere in the body at any age. According to the American Cancer Society, there are approximately 50 types of soft tissue sarcomas. In 2013 more than 11,400 new cases were diagnosed in the U.S. and approximately 4,400 Americans died from this disease. In addition, approximately 40,000 new cases and 13,000 deaths in the U.S. and Europe are part of a growing underserved market.

About Small Cell Lung Cancer

An estimated 1.6 million new cases of lung cancer are diagnosed worldwide each year.  In the Western world, approximately 13-15% of cases are SCLC, a deadly form of lung cancer associated with tobacco use.  The five year survival rate is less than 7%, in part because an estimated 70% of patients have extensive disease at diagnosis.  According to the National Cancer Institute, more than 30,000 new cases will be diagnosed in the USA in 2014.  The estimated 2014 SCLC incidences for Europe and Asia are over 58,000 and 136,000, respectively.

About Glioblastoma Multiforme

Glioblastoma is the most common and most malignant primary brain tumor in adults and afflicts more than 12,000 new patients in the U.S. annually.  The median survival after diagnosis is approximately 14 months, despite patients subsequently receiving surgical resection, radiotherapy and chemotherapy.  Limited efficacy of chemotherapeutic agents has been attributed to several contributing factors including insufficient drug delivery to the tumor site through the blood:brain barrier.

About Kaposi's Sarcoma

Kaposi sarcoma is a cancer that causes lesions (abnormal tissue) to grow in the skin; the mucous membranes lining the mouth, nose, and throat; lymph nodes; or other organs. The lesions are usually purple and are made of cancer cells, new blood vessels, red blood cells, and white blood cells. Kaposi sarcoma is different from other cancers in that lesions may begin in more than one place in the body at the same time. KS remains the most common HIV-associated tumor worldwide. The condition is also endemic in certain parts of Central Africa and Central and Eastern Europe.

About Aldoxorubicin

The widely used chemotherapeutic agent doxorubicin is delivered systemically and is highly toxic, which limits its dose to a level below its maximum therapeutic benefit. Doxorubicin also is associated with many side effects, especially the potential for damage to heart muscle at cumulative doses greater than 450 mg/m2. Aldoxorubicin combines doxorubicin with a novel single-molecule linker that binds directly and specifically to circulating albumin, the most plentiful protein in the bloodstream. Protein-hungry tumors concentrate albumin, thus increasing the delivery of the linker molecule with the attached doxorubicin to tumor sites. In the acidic environment of the tumor, but not the neutral environment of healthy tissues, doxorubicin is released. This allows for greater doses (3 ½ to 4 times) of doxorubicin to be administered while reducing its toxic side effects. In studies thus far there has been no evidence of clinically significant effects of aldoxorubicin on heart muscle, even at cumulative doses of drug well in excess of 2,000 mg/m2.

About CytRx Corporation

CytRx Corporation is a biopharmaceutical research and development company specializing in oncology. CytRx currently is focused on the clinical development of aldoxorubicin (formerly known as INNO-206), its improved version of the widely used chemotherapeutic agent doxorubicin.  CytRx is also seeking to expand its pipeline of oncology candidates at its laboratory facilities in Freiburg, Germany, through its LADR™ (Linker Activated Drug Release) technology platform, a discovery engine designed to leverage CytRx's expertise in albumin biology and linker technology for the development of a new class of anti-cancer therapies.

 Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the outcome, timing and results of CytRx's clinical testing of aldoxorubicin and preclinical testing of its LADR™ linker technology platform, the outcome, timing or results of CytRx's clinical testing of aldoxorubicin, the risk that any future pre-clinical or human testing of compounds based on the LADR™ technology platform might not show efficacy or reduced side effects of those compounds, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including the Phase 2 and Phase 3 clinical development of aldoxorubicin for SCLC and STS, respectively, and the preclinical and clinical development of compounds based on the LADR™ technology platform, risks related to lawsuits that have been brought against the Company and its officers and/or directors for alleged violations of the securities laws, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:
CytRx Corporation
David J. Haen
Vice President, Business Development and Investor Relations
(310) 826-5648, ext 304
dhaen@cytrx.com

Investor Relations:
Alexander Capital, LP
(855) 288-ALEX (2539)
cytrx@alexandercapitallp.com

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CYTRX CORPORATION

CONDENSED BALANCE SHEETS

(Unaudited)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$55,779,620	$32,218,905
Short-term investments	15,022,454	45,621,593
Receivables	1,667,905	2,019,293
Interest receivable	6,754	104,627
Prepaid expenses and other current assets	1,462,014	3,250,355
Total current assets	73,938,747	83,214,773
Equipment and furnishings, net	1,057,988	970,873
Goodwill	183,780	183,780
Other assets	1,565,542	1,323,156
Total assets	$76,746,057	$85,692,582
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities: Accounts payable	$6,210,567	$6,655,962
Accrued expenses and other current liabilities	5,967,309	5,994,072
Warrant liability	1,051,337	5,131,085
Total current liabilities	13,229,213	17,781,119

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 5,000,000 shares authorized, including 25,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $0.001 par value, 250,000,000 shares authorized; 66,679,340 shares issued and outstanding at September 30, 2015; 55,921,986 shares issued and outstanding at December 31, 2014	66,679	55,924
Additional paid-in capital	408,855,605	376,975,984
Treasury stock, at cost (199,275 shares )	(2,612,861)	(2,612,861)
Accumulated deficit	(342,792,579)	(306,507,584)
Total stockholders’ equity	63,516,844	67,911,463
Total liabilities and stockholders’ equity	$76,746,057	$85,692,582

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenue:
License revenue	$—	$—	$—	$—

Expenses:
Research and development	8,470,592	10,637,963	31,043,741	28,054,935
General and administrative	2,188,656	2,412,848	9,510,657	8,453,048
	10,659,248	13,050,811	40,554,398	36,507,983

Loss before other income	(10,659,248)	(13,050,811)	(40,554,398)	(36,507,983)

Other income:
Interest income	68,678	78,735	171,707	238,750
Other income, net	2,040	20,779	17,948	28,680
Gain on warrant derivative liability	3,515,178	7,326,049	4,079,748	19,560,350

Net loss	$(7,073,352)	$(5,625,248)	$(36,284,995)	$(16,680,203)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.62)	$(0.31)

Basic and diluted weighted-average shares outstanding	63,848,208	55,703,715	58,462,214	53,918,141